Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-3) and related Prospectus of Coca-Cola European Partners plc for the registration of Ordinary Shares under the Coca-Cola Enterprises, Inc. 2010 Incentive Award Plan and Coca-Cola Enterprises, Inc. Legacy Long-Term Incentive Plan and to the incorporation by reference therein of our report dated April 11, 2017, with respect to the consolidated financial statements of Coca-Cola European Partners plc (successor to Coca-Cola Enterprises, Inc.) included in its Annual Report on Form 20-F for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Atlanta, Georgia
August 10, 2017